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                           TELE-COMMUNICATIONS, INC.
                               Terrace Tower II
                               5619 DTC Parkway
                        Englewood, Colorado 80111-3000


                                                                       EXHIBIT 5
                                                                       ---------


                               February 9, 1996

Board of Directors
Tele-Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, CO  80111-3000

Dear Sirs:

          I am Executive Vice President and General Counsel of Tele-Communications, Inc., a Delaware corporation (the "Company"), and this opinion is being delivered in connection with the filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended, of shares of the Company's Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share (the "TCI Group Shares"), and Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share (the "Liberty Group Shares" and collectively with the TCI Group Shares, the "Shares"), which Shares are (i) to be acquired by certain individuals pursuant to the Agreement and Plan of Merger and Reorganization, dated as of June 28, 1995 (the "Merger Agreement"), by and between the Company and The Chronicle Publishing Company ("Chronicle") and (ii) to be offered and sold from time to time by the holders thereof named in the Registration Statement (the "Selling Stockholders").

          In connection therewith, I have examined, among other things, the originals, certified copies or copies otherwise identified to my satisfaction as being copies of originals, of the Restated Certificate of Incorporation and By-Laws of the Company, as amended; minutes of the proceedings of the Company's Board of Directors, including committees thereof; the Merger Agreement and all exhibits thereto; and such other documents, records, certificates of public officials and questions of law as I deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, I have relied, to the extent I deemed such reliance appropriate, on certificates of officers of the Company as to factual matters. I have assumed (i) the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduction copies,
(ii) that there will be no changes in applicable law between the date of this opinion and the date the Shares proposed to be sold by the Selling Stockholders pursuant to the Registration Statement are actually sold, (iii) that the representations and warranties of Chronicle contained
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February 9, 1996
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in the Merger Agreement are true and complete and (iv) that the Shares will be issued in accordance with the terms of the Merger Agreement.

          Based upon the foregoing, I am of the opinion that the Shares proposed to be sold by the Selling Stockholders have been duly authorized and, when the Shares have been issued and delivered to the Selling Stockholders pursuant to the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

          I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me contained therein under the heading "Legal Matters." In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                 Very truly yours,

                                 /s/ Stephen M. Brett

                                 Stephen M. Brett
                                 Executive Vice President and
                                  General Counsel